Exhibit 10.26

Execution Version

TERM LOAN AGREEMENT

This Term Loan Agreement (this “Agreement”) is entered into as of February 9, 2016, by and between SoftBank Group International Limited, a company organized under the laws of England and Wales (the “Lender”), and Airspan Networks Inc., a Delaware corporation (the “Borrower”).

WHEREAS, the Borrower requested that the Lender make a term loan to Borrower for the purpose of financing the manufacture of units of the Borrower’s products for Sprint’s Network, and the Lender is prepared to make such a term loan on and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the Lender and Borrower agree as follows:

Section 1. definitions.

The following terms shall have the meanings set forth below:

1.1	“Business Day” shall mean a day, other than a Saturday or Sunday, on which banks are open for business in London, England and in New York, New York.

1.2	“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group of persons acting jointly or otherwise in concert of capital stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower, or (b) the acquisition of direct or indirect Control of Borrower by any person or group of persons acting jointly or otherwise in concert; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise.

1.3	“Code” shall mean the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

1.4	“Compliance Certificate” shall have the meaning set forth in Section 4.2(b) hereof.

1.5	“Control” shall mean, in respect of a particular person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ability to exercise voting power, by contract or otherwise.

1.6	“Event of Default” shall have the meaning set forth in Section 5.1 hereof.

1.7	“Government Agency” shall mean any state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America, England or another country.

1.8	“Interest Payment Date” shall mean, with respect to the relevant Interest Period, each of March 31, June 30, September 30 and December 31 of each year; provided however that: (i) the first Interest Payment Date shall be on March 31, 2016 (“First Interest Payment Date”); and (ii) the final Interest Payment Date shall be on the Maturity Date or, if applicable, such earlier date as provided in Section 2.3. If an Interest Payment Date does not fall on a Business Day, then such Interest Payment Date shall be deemed to fall on the preceding day that is a Business Day.

1.9	“Interest Period” shall mean the period commencing from and including the date the Loan is made under this Agreement and ending on and including the First Interest Payment Date and thereafter each successive period commencing on and including the date immediately following the last preceding Interest Payment Date and ending on and including the next succeeding Interest Payment Date.

1.10	“Law” shall mean any convention or treaty, law, ordinance, decree, rule, directive, regulation, judicial or arbitral decision, or any voluntary restraint, policy or guideline not having the force of law but compulsory in character and any of the provisions of such Laws binding on or affecting the party referred to in the context in which the term is used.

1.11	“Loan” shall have the meaning set forth in Section 2.1 hereof.

1.12	“Mandatory Prepayment Event” shall have the meaning set forth in Section 2.4 hereof.

1.13	“Material Loan Agreement” shall have the meaning set forth in Section 4.2(d) hereof.

1.14	“Maturity Date” shall mean February 9, 2018 or, if such date is not a Business Day, the immediately preceding Business Day, but which may be subsequently amended upon agreement of the applicable parties.

1.15	“Monthly Financial Statements” shall have the meaning set forth in Section 4.2(a) hereof.

1.16	“Proceeds Account” shall have the meaning set forth in Section 4.3 hereof.

1.17	“Senior Debt” shall mean the indebtedness incurred by the Borrower under the terms and conditions of the Senior Loan Agreement.

1.18	“Senior Lender” shall mean Pacific Western Bank, or any assignee or successor thereof.

1.19	“Senior Loan Agreement” shall mean that certain Loan and Security Agreement dated as of August 15, 2011 by and among the Senior Lender, as lender, and the Borrower and its subsidiaries party thereto, as borrowers (as amended, restated, supplemented or otherwise modified from time to time and any replacement facility therefor to the extent permitted under the Subordination Agreement).

1.20	“Subordination Agreement” shall mean that certain Subordination Agreement dated as of the date hereof by and between the Lender and the Senior Lender (as amended, restated, supplemented or otherwise modified from time to time).

1.21	“US Dollar” and the sign “$” shall mean the dollar in the lawful currency of the United States of America.

Section 2. THE LOAN.

2.1 The Loan

On the date hereof, the Lender shall advance to the Borrower a term loan in an original principal amount equal to US$15,000,000 (the “Loan”). The Loan shall be subordinated to the Senior Debt pursuant to terms of the Subordination Agreement.

2.2 Interest

(a)	Interest shall accrue from the date hereof at 2.475% per annum, except that subject to Section 3.2 below, if any applicable Law requires the deduction or withholding of any tax from any payment made by the Borrower hereunder, the applicable interest rate shall be 3.53% per annum, starting from the date such deduction or withholding of tax is first required under applicable Law. Interest shall be calculated in accordance with the actual number of days elapsed during the Interest Period on the basis of a 365-day year, and shall be calculated daily, based on the entire principal amount outstanding under the Loan as at the end of such day.

(b)	The Borrower shall pay to the Lender interest accrued during the applicable Interest Period on each Interest Payment Date.

2.3 Repayment

(a)	The Borrower may prepay the Loan in whole or in part at any time without premium or penalty following a written notice by the Borrower to the Lender at least 10 days prior to such prepayment. All sums to be paid to the Lender under such prepayment shall be payable in US Dollars and in immediately available funds on the day specified in such notice by payment to such account of the Lender as shall be specified by the Lender in writing. All amounts prepaid shall not be reborrowed.

(b)	Subject to any acceleration of the Loan pursuant to Sections 5.1 and 5.2 hereof, if not paid earlier, the Borrower shall repay to the Lender the entire principal amount under the Loan then outstanding in one lump sum, concurrently with all interest accrued but unpaid pursuant to Section 2.2 above, on the Maturity Date. All sums payable to the Lender shall be payable in US Dollars and in immediately available funds on the Maturity Date to the Lender by payment to such account of the Lender as shall be specified by the Lender in writing.

2.4 Mandatory Prepayment

The occurrence of a Change of Control shall constitute a “Mandatory Prepayment Event” under this Agreement.

Upon a Mandatory Prepayment Event and upon prior written notice from the Lender to the Borrower, the aggregate outstanding principal amount under the Loan and all interest accrued but unpaid in accordance with Section 2.2 hereof shall become immediately due and payable.

2.5 Order of Payment

Except as otherwise explicitly stated herein, the allocation of all payments made by the Borrower under this Section 2 between the accrued interest outstanding as of the date of such payment and the principal of the Loan then outstanding shall be determined by the Lender in its sole discretion.

Section 3. NO SET-OFF AND TAX; REPRESENTATIONS AND WARRANTIES

3.1 No Set-off

All sums payable by the Borrower hereunder, whether of principal, interest, fees or expenses or otherwise, shall be paid in full and without set-off or counterclaim and free of any deductions.

3.2 Tax

The Lender shall provide the Borrower with such completed and executed IRS forms as prescribed by applicable Law and that the Lender is legally entitled to provide in order to establish the applicability of the portfolio interest exemption of Section 881(c) of the Code, including a duly completed and validly executed From W-8BEN-E. Notwithstanding the foregoing, if any applicable Law requires the deduction or withholding of any tax from any payment made by the Borrower hereunder, then the Borrower shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable Law; however, in such event, the interest rate hereunder shall be increased in accordance with Section 2.2. In the event that any tax is withheld, the Borrower shall provide the Lender with an official certificate from the applicable governmental authority demonstrating the payment of such tax.

3.3 Borrower Representations and Warranties

The Borrower represents and warrants as follows:

(a)	The execution, delivery and performance by the Borrower of this Agreement, including the Borrower’s drawdown of the Loan and any subsequent repayment, does not and will not violate or conflict with or result in the breach of the provisions of, or require any notice or consent under, any of the organizational documents of the Borrower, any Law or any material contract or Material Loan Agreement of the Borrower.

(b)	It is and will remain in compliance with all applicable anti-corruption laws or regulations, including but not limited to the United States Foreign Corrupt Practices Act and the UK Bribery Act 2010, and it has not been found by any governmental authority to have violated, and has no knowledge or reason to believe that any governmental authority is considering any proceeding related to, any of the foregoing.

(c)	It is and will remain in compliance with all applicable sanctions programs administered by any governmental authority, including sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (collectively, “Sanctions”). The Borrower will not directly or indirectly use the Loan or any portion thereof for the purpose of financing or facilitating the activities of any person or entity in any jurisdiction that, at the time of such financing or facilitating, is subject to or the target of any Sanctions, or in a manner that will otherwise result in a violation of Sanctions by any person.

Section 4. COVENANTS

4.1 Use of Funds

The Borrower shall use the Loan solely for the purpose of financing the manufacture of units of the Borrower’s products for Sprint’s Network through the purchase of products and component parts from Foxconn and/or Flextronics or an equivalent seller or component supplier.

4.2 Reporting

The Borrower shall provide the Lender the following:

(a)	As soon as available but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by an officer of the Borrower and in a form substantially similar to such balance sheet and income statement delivered to the Senior Lender pursuant to the Senior Loan Agreement (the “Monthly Financial Statements”).

(b)	Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed compliance certificate signed by an officer of the Borrower (the “Compliance Certificate”), certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, including the use of funds in accordance with Section 4.1 and such other information as the Lender may reasonably request. The Compliance Certificate delivered in conjunction with each Interest Payment Date shall also certify the cash balance held in the Proceeds Account as of such Interest Payment Date.

(c)	As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, company prepared consolidated financial statements prepared under GAAP, consistently applied, commensurate with those provided to the Borrower’s board of directors; provided, however, that if audited consolidated financial statements are required by the Borrower’s board of directors, Borrower shall deliver not later than one hundred eighty (180) days after the last day of each such fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to the Lender.

(d)	Prompt notice of the occurrence of (i) any Event of Default, (ii) any default (beyond the applicable cure or grace period applicable thereto) under any loan agreement to which the Borrower is a party with a principal amount exceeding $1,000,000 (a “Material Loan Agreement”), or (iii) any event that has caused or could reasonably be expected to cause a material adverse effect on the operations, properties, business or condition (financial or otherwise) of the Borrower.

(e)	Such other financial information about the Borrower as the Lender may reasonably request from time to time, including all purchase orders or other supporting documentation, as applicable, entered into by Borrower showing the use of funds in accordance with Section 4.1.

4.3 Cash Balance

The Borrower shall maintain any unutilized cash proceeds of the Loan at an account at the Senior Lender designated by the Borrower to be the sole account holding such proceeds (the “Proceeds Account”).

4.4 Indebtedness

Without the prior written consent of the Lender, any additional indebtedness for borrowed money incurred by the Borrower after the date hereof (other than indebtedness incurred under the Senior Loan Agreement) must rank pari passu with or be subordinated to the Loan and all other obligations of the Borrower owing to the Lender under this Agreement in a manner reasonably satisfactory to the Lender.

Section 5. EVENTS OF DEFAULT

5.1 Events of Default

Each of the following events and occurrence (whatsoever the reason for such event or occurrence, whether voluntary or involuntary or whether effected by operation of Law or pursuant to the order of any Government Agency or otherwise) shall constitute an “Event of Default” under this Agreement:

(a)	the Borrower fails to pay any principal or interest amount payable by it hereunder at the time due, in the currency and in the manner specified herein, provided that such failure to pay interest continues for more than 2 Business Days;

(b)	the Borrower fails to pay any other amount payable by it hereunder at the time due, in the currency and in the manner specified herein and such failure continues for more than 10 Business Days following written notice from the Lender to the Borrower of such failure;

(c)	the Borrower materially defaults in the performance of any term, condition or covenant of this Agreement (other than a default in the payment of principal, interest or other amount payable pursuant to this Agreement) and such default has not been cured or remedied for more than 15 Business Days following written notice from the Lender to the Borrower of such default, provided that, if the Borrower fails to deliver the audited financial statements required under Section 4.2(c) when due thereunder, such failure shall not constitute an Event of Default under this Agreement to the extent the Borrower fails to deliver such audited financial statements under the Senior Loan Agreement and such failure is waived by the Senior Lender;

(d)	the Borrower (i) is unable to pay its debts as they become due or (ii) makes a general assignment for the benefit of creditors or institutes any proceeding seeking to adjudicate the Borrower as bankrupt or insolvent or otherwise seeks the appointment of a receiver, liquidator, trustee, custodian, administrator or other similar official for it or any substantial portion of its property necessary to conduct the business in which the Borrower engages at the date hereof, or the Borrower shall authorize the taking of any such action;

(e)	the Borrower consents to the institution of bankruptcy or insolvency proceedings against it or to the filing of a petition seeking administration or reorganization of the Borrower under any bankruptcy, reorganization or insolvency or similar applicable Law; or

(f)	a court enters a decree or order adjudging the Borrower as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the Borrower under bankruptcy, reorganization or insolvency or similar applicable Law or a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, administrator, trustee or assignee in bankruptcy, reorganization or insolvency of the Borrower or a substantial part of its property necessary to conduct business in which the Borrower engages at the date hereof or for the winding-up or liquidation of any of its property shall have been entered (other than for the purposes of or pursuant to an amortization, merger or reconstruction under which the rights of the Lender are not impaired and the continuing entity effectively assumes the entire obligation of the Borrower in respect of the Loan).

5.2 Consequence of Default

If any Event of Default (other than under Sections 5.1(d), (e) or (f)) shall occur and be continuing, the Lender may by written notice to the Borrower declare the aggregate outstanding principal amount under the Loan to be immediately due and payable together with any interest accrued but unpaid in accordance with Section 2.2 hereof and the Loan and such interest amount shall thereupon become due and payable without presentment, demand, protest or notice of any kind, other than the notice specifically required by this Section 5.2, all of which are expressly waived by the Borrower.

If an Event of Default (other than under Sections 5.1(d), (e) or (f))) shall occur, it may be waived by a notice to the Borrower from the Lender. No waiver of any Event of Default shall constitute waiver of any other or any succeeding Event of Default except to the extent provided in such waiver.

If an Event of Default under Sections 5.1(d), (e) or (f) shall occur, the aggregate outstanding principal amount under the Loan shall be immediately due and payable together with any interest accrued but unpaid in accordance with Section 2.2 hereof without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

Section 6. MISCELLANEOUS

6.1 Term

The term of this Agreement shall commence on the date first set forth above and shall end upon payment in full of all principal, interest and other sums payable by the Borrower hereunder (other than any unasserted indemnity obligations).

6.2 Entire Agreement

This Agreement and the documents provided for hereunder constitute the entire obligation of the parties hereto with respect to the subject matter hereof and thereof and shall supersede any prior expressions of intent or understandings with respect to this transaction. The written consent of all the parties hereto shall be required for an amendment to this Agreement or any waiver of the terms hereof.

6.3 Waiver; Cumulative Rights

The failure or delay of each party to require performance by the other party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by the party in writing in accordance with the terms hereof. Each and every right granted to the parties hereunder or under any other document delivered hereunder or in connection herewith, shall be cumulative and may be exercised in part or in whole from time to time.

6.4 Assignment

This Agreement shall be binding upon and shall be enforceable by the Borrower and the Lender　and their respective successors and assignees; provided, however, that: (a) Borrower shall not have the right to assign its rights or obligations hereunder without the prior written consent of the Lender; and (b) Lender shall not have the right to assign its rights and obligations hereunder to any person other than a consolidated subsidiary of SoftBank Group International Limited without the prior written consent of the Borrower. In the event of an assignment made by Lender to a consolidated subsidiary of SoftBank Group International Limited, (a) Lender shall provide Borrower with sufficient details of the assignee to enable the Borrower to continue complying with its obligations hereunder and (b) Borrower shall not be responsible for any costs, expenses, taxes or fees resulting from such assignment.

6.5 Register

The Borrower shall maintain at its principal office in Boca Raton, Florida a copy of any assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lender and the principal amount (and stated interest) of the loan owing to the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Lender, at any reasonable time and from time to time upon reasonable prior notice.

6.6 Costs, Expenses and Stamp Duties

(a)	The Lender agrees that the costs and expenses (including reasonable legal fees) incurred by the Lender in connection with the negotiation and preparation of this Agreement shall be for the Lender’s account.

(b)	The Borrower shall, if an Event of Default occurs and continues, on written demand of the Lender reimburse all reasonable and documented expenses (including reasonable legal fees) incurred by the Lender in connection with such Event of Default and the lawful enforcement of any of the rights of the Lender against the Borrower under this Agreement.

(c)	Except as otherwise explicitly stated herein, the Borrower shall pay any stamp or documentary taxes or any similar duties or levies imposed on the Borrower or the Lender in connection with the execution, delivery, registration, performance or enforcement of this Agreement.

6.7 Governing Law and Jurisdiction

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of New York, without regard to its principles of conflicts of laws. The Lender and the Borrower hereby consent to jurisdiction of any federal or state court located in the County of New York, New York.

6.8 Notices

Unless otherwise specifically provided for herein, any notice required or permitted to be given hereunder shall be in writing and shall be (a) personally delivered, (b) transmitted by postage prepaid registered mail or by internationally recognized courier service, (c) transmitted by facsimile or (d) transmitted by electronic mail to the parties hereto as follows (as elected by the party giving such notice):

To the Lender: SoftBank Group International Limited
1 Circle Star Way
San Carlos, CA 94070

Attn: General Counsel
Email: legal@softbank.com
Facsimile: +1 650 474 0963

To the Borrower: Airspan Network Inc.
777 Yamato Road, Suite 310
Boca Raton, FL 33431
USA

Attn: David Brant
Email: DBrant@Airspan.com
Facsimile: +1 561 893 8671

Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally or by courier, (ii) the date seven days after posting if transmitted by mail, (iii) the date of receipt of the postage prepaid mail confirmation if transmitted by facsimile or (iv) on the date sent if sent by electronic mail during normal business hours of the recipient during a Business Day (and otherwise on the next Business Day), whichever shall first occur. Either party may change its address for purposes hereof by notice to the other in accordance with this Section 6.8.

6.9 Dates and Times

Except as explicitly provided for in Section 2.1, the relevant time zone for all dates and times in this Agreement shall be London Greenwich Time.

6.10 Counterparts

This Agreement may be signed in counterparts. Any single counterpart or a set of counterparts signed, in either case, by all the parties hereto shall constitute a full and original agreement for all purposes.

6.11 Confidentiality

The Lender agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Lender from the Borrower, which indicates that it is confidential or would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that the Lender may disclose such information to its officers, directors, employees, attorneys, accountants, affiliates, to other persons to whom the Lender shall at any time be required to make such disclosure in accordance with applicable law, and to assignees and prospective assignees permitted under this Agreement who agree in writing to be bound by confidentiality obligations substantially similar to those set forth in this Section 6.11, and provided, that the foregoing provisions shall not apply to disclosures made by the Lender (acting reasonably) in connection with the enforcement of its rights or remedies after the Lender gives the Borrower notice of an Event of Default.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

SoftBank Group International Limited

By:	/s/ Nikesh Arora
Name:	Nikesh Arora
Title:	President

Airspan Networks Inc.

By:	/s/ David Brant
Name:	David Brant
Title:	CFO

[Signature Page to Term Loan Agreement]